Exhibit 10.2
_______________, 2013

Hennessy Capital Acquisition Corp.
10 South Wacker Drive
Chicago, IL 60606

Re:	Initial Public Offering

Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into or proposed to be entered into by and between Hennessy Capital Acquisition Corp., a Delaware corporation (the “Company”), and ___________________., as representative of the several underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 10,000,000 of the Company’s units (the “Units”), each comprised of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and one warrant (each, a “Warrant”). Each Warrant entitles the holder thereof to purchase one-half of one share of the Common Stock at a price of $5.75 per half share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) and the Company shall apply to have the Units listed on the Nasdaq Capital Market. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hennessy Capital Partners I LLC (the “Sponsor”) and the undersigned individuals, each of whom is a director or member of the Company’s management team (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1. The Sponsor and each Insider agrees that if the Company seeks stockholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it or he shall vote all Founder Shares and any shares acquired by it or him in the Public Offering or the secondary public market in favor of such proposed Business Combination.

2. The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination (as defined in the Underwriting Agreement) within 21 months from the closing of the Public Offering (or 24 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 21 months from the closing of the Public Offering but has not completed the initial Business Combination within such 21-month period), or such later period approved by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation, the Sponsor and Insiders shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. The Sponsor and each Insider agrees to not propose any amendment to the Company’s amended and restated certificate of incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company does not complete a Business Combination within 21 months from the closing of the Public Offering (or 24 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 21 months from the closing of the Public Offering but has not completed the Business Combination within such 21-month period), unless the Company provides its public stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest (which interest shall be net of taxes payable), divided by the number of then outstanding public shares.

The Sponsor and each Insider acknowledges that it or he has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares. The Sponsor and each Insider hereby further waives, with respect to any shares of the Common Stock held by it or him, if any, any redemption rights it or he may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase shares of the Common Stock (although the Sponsor and Insiders shall be entitled to redemption and liquidation rights with respect to any shares of the Common Stock (other than the Founder Shares) it or they hold if the Company fails to consummate a Business Combination within 21 months from the date of the closing of the Public Offering (or 24 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 21 months from the closing of the Public Offering but has not completed the Business Combination within such 21-month period).

3. During the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, with respect to any Units, shares of Common Stock, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, if any, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, shares of Common Stock, Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, if any, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement specified in clause (i) or (ii). Each of the Insiders and the Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3 or paragraph 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4. In the event of the liquidation of the Trust Account, Daniel J. Hennessy (the “Indemnitor”) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has entered into an acquisition agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per share of the Offering Shares and (ii) such lesser amount per share of the Offering Shares held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account that may be withdrawn to pay taxes, and provided, further, that only if such third party or Target has not executed an agreement waiving claims against and all rights to seek access to the Trust Account whether or not such agreement is enforceable. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Indemnitor shall not be responsible for any liability as a result of any such third party claims. Notwithstanding any of the foregoing, such indemnification of the Company by the Indemnitor shall not apply as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notify the Company in writing that it shall undertake such defense.

5. To the extent that the Underwriters do not exercise their over-allotment option to purchase an additional 1,500,000 shares of the Common Stock (as described in the Prospectus), the Sponsor agrees that it shall return to the Company for cancellation, at no cost, a number of Founder Shares in the aggregate equal to 375,000 multiplied by a fraction, (i) the numerator of which is 1,500,000 minus the number of shares of Common Stock purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,500,000. The Sponsor further agrees that to the extent that the size of the Public Offering is increased or decreased and (b) the sponsor has either purchased or sold shares of Common Stock or an adjustment to the number of Founder Shares has been effected by way of a stock split, stock dividend, reverse stock split, contribution back to capital or otherwise, in each case in connection with such increase or decrease in the size of the Public Offering, then (A) the references to 1,500,000 in the numerator and denominator of the formula in the immediately preceding sentence shall be changed to a number equal to 15% of the number of shares included in the Units issued in the Public Offering and (B) the reference to 375,000 in the formula set forth in the immediately preceding sentence shall be adjusted to such number of shares of the Common Stock that the Sponsor would have to return to the Company in order to hold (with all of the pre-offering stockholders) an aggregate of 20.0% of the Company’s issued and outstanding shares after the Public Offering. In addition, a portion of the Founder Shares in an amount equal to 5.0% of the Company’s issued and outstanding shares immediately after the Public Offering (the “Founder Earnout Shares”), shall be returned to the Company by the Sponsor on the fourth anniversary of the completion of a Business Combination unless following such Business Combination the last sales price of the Company’s common stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property which equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

6. (a) The Sponsor and each Insider hereby agrees not to participate in the formation of, or become an officer or director of, any other blank check company until the Company has entered into a definitive agreement with respect to a Business Combination or the Company has failed to complete a Business Combination within 24 months after the closing of the Public Offering.

(b) Each of the Sponsor and each Insider hereby agrees and acknowledges that: (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or Insider of his or its obligations under paragraph 6(a), (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. (a) The Sponsor and each Insider agrees that it or he shall not Transfer any Founder Shares held by it or him, if any, until the earlier of (A) one year after the completion of a Business Combination or (B) the date following the completion of a Business Combination on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”). Notwithstanding the foregoing, if the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stocks dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, or (2) if the Company consummates a transaction after its initial Business Combination which results in its stockholders having the right to exchange their shares for cash or property worth at least $12.00 per share, the Founder Shares will be released from the Founder Shares Lock-Up. Notwithstanding the foregoing, the Founder Earnout Shares will remain subject to the lockup restrictions described above until the earlier of their forfeiture or the conditions to their release from forfeiture are met.

(b) The Sponsor and each Insider agrees that it or he shall not effectuate any Transfer of Private Placement Warrants or Common Stock underlying such warrants, until 30 days after the completion of a Business Combination.

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), Transfers of the Founder Shares, Private Placement Warrants and shares of Common Stock underlying the Private Placement Warrants are permitted to (a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors or any affiliates of the Sponsor and Insiders; (b) in the case of an individual, by a gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the shares were originally purchased; (f) in the event of the Company’s liquidation prior to the completion of a Business Combination; (g) by virtue of the laws of Delaware or the Sponsor’s Limited Liability Company agreement upon dissolution of the Sponsor; or (h) in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of a Business Combination; provided, however, that in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

8. The Sponsor and each Insider represents and warrants that it or he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company is true and accurate in all respects and does not omit any material information with respect to the undersigned’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that: the undersigned is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; the undersigned has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and the undersigned is not currently a defendant in any such criminal proceeding.

9. Except as disclosed in the Prospectus, neither the Sponsor or any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of the [Company], shall receive any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following: repayment of a loan and advances of up to $110,000 made to the Company by Hennessy Capital LLC, an affiliate of the Sponsor, pursuant to a Promissory Note dated October ___, 2013; payment to Hennessy Capital LLC for office space, utilities and secretarial support in an amount not to exceed $10,000 per month; payment of a customary financial advisory fee to a third party and the Sponsor, or an affiliate of the Sponsor, in an amount that, together constitutes a market standard financial advisory for comparable transactions; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination, so long as no proceeds of the Public Offering held in the Trust Account may be applied to the payment of such expenses prior to the consummation of a Business Combination; and repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment.

10. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement.

11. As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Founder Shares” shall mean the 2,875,000 shares of the Common Stock of the Company initially acquired by the Sponsor and Insiders for an aggregate purchase price of $25,000, or approximately $0.001 per share, prior to the consummation of the Public Offering; (iii) “Private Placement Warrants “ shall mean the Warrants to purchase up to 11,000,000 shares of the Common Stock of the Company (or 12,125,000 shares of Common Stock if the over-allotment option is exercised in full) that are acquired by the Sponsor for an aggregate purchase price of $5.5 million in the aggregate (or $6.062 million if the over-allotment option is exercised in full), or $0.50 per Warrant, in a private placement that shall occur simultaneously with the consummation of the Public Offering; (iv) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (v) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; and (vi) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

13. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and Insiders and its successors and assigns.

14. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

15. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

16. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Founder Shares Lock-up Period for 100% of the Founder Shares or (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by [  ], provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Signature Page follows]

Sincerely, HENNESSY CAPITAL PARTNERS I LLC By: Hennessy Capital LLC, it managing member

By:
Name: Daniel J. Hennessy Title: Authorized Signatory

By:
Kevin Charlton

By:
Charles B. Lowrey II

By:
Bradley Bell

By:
Peter Shea

By:
Richard Burns

By:
Joseph Tabet

Acknowledged and Agreed: HENNESSY CAPITAL ACQUISITION CORP.

By:
Name: Daniel J. Hennessy Title: Chief Executive Officer